Exhibit 99.11

[__________], 2007

Managers AMG Funds

800 Connecticut Avenue

Norwalk, Connecticut 06854

Re:	Managers AMG Funds (the “Trust”)
Registration Statement of the Trust on Form N-14 (File Nos. 333-84639 and 811-09521)
(the “Registration Statement”)

Ladies and Gentlemen:

In connection with the Agreement and Plan of Reorganization, dated as of September [__], 2007, by and among the Trust, on behalf of its series Skyline Special Equities Portfolio, Skyline Funds, on behalf of its series Skyline Special Equities Portfolio, and solely with respect to Sections 5(a) and 7(c) thereof, each of Managers Investment Group LLC and Skyline Asset Management, L.P. (the “Agreement”), you have informed us that you propose to register under the Securities Act of 1933, as amended (the “Act”), and to offer and to sell from time to time shares of beneficial interest (“Shares”) of the Skyline Special Equities Portfolio series of the Trust (the “Fund”).

We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Trust’s Master Trust Agreement, as amended, on file at the office of the Secretary of The Commonwealth of Massachusetts (the “Agreement and Declaration of Trust”) and the Trust’s Bylaws. We have also examined and relied upon the Registration Statement and the Agreement and also certain resolutions adopted by the Trustees of the Trust with respect to the approval of the Agreement and the issuance of the Shares. We have also examined and relied upon the original or copies of minutes of the meetings of the Board of Trustees of the Trust and such other documents and records, including certificates of officers of the Trust, as we have deemed necessary for purposes of rendering our opinions below. We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to the corresponding originals of all documents submitted to us as copies.

We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

We express no opinion as to the laws of any jurisdiction other than The Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or “Blue Sky” laws of any jurisdiction, including The Commonwealth of Massachusetts.

Insofar as this opinion relates to factual matters, we have made inquiries to officers of the Trust to the extent we believe reasonable with respect to such matters and have relied upon representations made by the Trust in the Agreement and Declaration of Trust and representations made to us by one or more officers of the Trust. Although we have not independently verified the accuracy of such representations, we do not know of the existence or absence of any fact contradicting such representations. Any reference herein to “our knowledge,” “known to us” or any variation thereof shall mean the actual knowledge of lawyers in this firm who generally represent the Trust.

Based on the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares of the Fund has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value and par value thereof, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Master Trust Agreement disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its trustees. The Master Trust Agreement provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his or her being or having been such a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement.

Very truly yours,

Ropes & Gray LLP